                                                                    EXHIBIT 99.1


                 LA JOLLA PHARMACEUTICAL TO PRESENT ADDITIONAL
              RIQUENT(R) RESULTS AT SG COWEN HEALTHCARE CONFERENCE

ANALYSES SHOW TREATMENT WITH RIQUENT REDUCED PROTEINURIA IN LUPUS PATIENTS

SAN DIEGO, MARCH 11, 2004 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced additional data from its Phase 3 and Phase 2/3 clinical trials of Riquent(R) (abetimus sodium) which showed that after one year of treatment, the number of lupus patients with a reduction in proteinuria of at least 50% from baseline was greater in the Riquent-treated group than in the placebo-treated group. Proteinuria, or protein in the urine, results from ongoing kidney inflammation. The reduction of proteinuria is one of the goals for the treatment of lupus patients with renal disease. Monitoring the level of a patient's proteinuria is a routine and important way to help determine the severity of renal disease. These data were included in the Company's New Drug Application for Riquent that is currently being reviewed by the United States Food and Drug Administration.

Steven B. Engle, Chairman and CEO of La Jolla Pharmaceutical, will present these results today at 10:15 a.m. and 11:15 a.m. Eastern Time during the SG Cowen 24th Annual Healthcare Conference. The conference is taking place March 8-11, 2004 at the Marriott Copley Place in Boston, MA. An audio webcast of the presentation will be available through the Company's website at http://www.ljpc.com.

"The reductions in proteinuria we observed in patients treated with Riquent are encouraging because a marked increase in proteinuria often corresponds to more severe kidney inflammation and is an indication of the need for additional treatment," said Kenneth R. Heilbrunn, M.D., Vice President of Clinical Development.

In patients who had 24-hour urine protein measured at both baseline and at week 52 during the Phase 3 trial, 41% (26/63) of patients in the Riquent-treated group with high-affinity antibodies to Riquent achieved a 50% or greater reduction from baseline in the amount of protein in their urine at week 52, compared with 28% (23/81) of patients in the placebo-treated group with high-affinity antibodies (nominal p = 0.047). In patients who had 24-hour urine protein measured at both baseline and at approximately week 52 during the Phase 2/3 trial, 44% (23/52) of patients in the Riquent-treated group with high-affinity antibodies had a 50% or greater reduction from baseline in the amount of protein in their urine at approximately week 52, compared with 18% (11/61) of patients in the placebo-treated group with high-affinity antibodies (nominal p = 0.002). The measurement of 24-hour urine protein was specified in each protocol at defined time points, but the analysis of the reduction in proteinuria was conducted on a retrospective basis.

ABOUT LUPUS AND RIQUENT

Lupus (systemic lupus erythematosus or SLE) is a chronic, life-threatening autoimmune disease. About 90% of lupus patients are female, and many develop the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible kidney damage, kidney failure and the need for dialysis.

 Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. Riquent is designed to reduce levels of antibodies to double-stranded DNA (dsDNA) that are believed to be responsible for lupus renal disease, a leading cause of morbidity and mortality in lupus patients. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections.

LA JOLLA PHARMACEUTICAL COMPANY

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammationp afflicting several million people in the United States and Europe. The Company is developing Riquent(R), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events, and is in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its website: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although our New Drug Application ("NDA") for Riquent(R) has been accepted by the United States Food and Drug Administration (the "FDA") for review, there is no guarantee that the FDA will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent has shown that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare. Although our NDA for Riquent has been accepted for review by the FDA, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; our ability to pass FDA pre-approval inspections of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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